Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.

IBC Funds LLC
Date: August 5, 2013	By:	/s/ Bryan Collins
Bryan Collins

Date: August 5, 2013	By:	/s/ Bryan Collins
Bryan Collins

Date: August 5, 2013	By:	/s/ Samuel Oshana
Samuel Oshana

CP US Income Group LLC
Date: August 5, 2013	By:	/s/ Samuel Oshana
Samuel Oshana, Managing Member, Red Creek Group LLC, Managing Member